UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 28, 2017

Commission File Number:  000-52369

FitLife Brands, Inc.
(Exact name of registrant as specified in its charter.)

Nevada
(State or other jurisdiction of incorporation or organization)
20-3464383
(IRS Employer Identification No.)

4509 S. 143rd Street, Suite 1, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2017, FitLife Brands Inc. (the "Company") entered into a Loan Modification Agreement ("Agreement") with U.S. Bank National Association (the "Bank"), pursuant to which the Company, and NDS Nutrition Products Inc. and Isatori, Inc. (the "Subsidiaries"), agreed to amend the terms of certain Loan Documents, as such term is defined in the Agreement. As a result of the Agreement, the Bank agreed to waive any existing events of default under the terms of the Loan Documents, in consideration for modifications to the Load Documents setting forth, among other terms, amended and additional loan covenants and an effective interest rate equal to the prime rate announced from time to time by the Bank plus 0.50%. All amounts due and owing the Bank under the terms of the Loan Documents, totalling approximately $2.57 million as of August 16, 2017, are due and payable on December 15, 2017.

The repayment of all amounts due under the terms of the Loan Documents are guaranteed by the Subsidiaries, and secured by all assets of the Company and the Subsidiaries.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing description of the Loan Modification Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the form of Loan Modification Agreement attached hereto as Exhibit 10.1 which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date:   August 31, 2017
By:	/s/ Michael Abrams

Name: Michael Abrams
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Loan Modification Agreement, by and between the Company and U.S. National Bank Association